Exhibit 11

                                               METRIS COMPANIES INC. AND SUBSIDIARIES
                                                 Computation of Earnings Per Share

In thousands, except per-share amounts                                          Three Months Ended March 31,
                                                                                      2001        2000
BASIC:

Net income applicable to common stockholders .................................       $33,143     $42,360
                                                                                     =======     =======

Weighted average number of common shares outstanding .........................        62,303      57,963

Net income per share .........................................................       $  0.53     $  0.73

DILUTED:

Net income applicable to common stockholders (1) .............................       $41,546     $49,958
                                                                                     =======     =======


Weighted average number of common shares outstanding .........................        62,303      57,963
Net effect of assumed exercise of stock options based on treasury stock method
     using average market price ..............................................         1,785       3,532
Assumed conversion of convertible preferred stock ............................        34,357      29,163
                                                                                     -------     -------
                                                                                      98,445      90,658
                                                                                     =======     =======

Net income per share .........................................................       $  0.42     $  0.55

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(1)  For the three months ended March 31, 2001 and 2000, diluted earnings per share is calculated by adding back the Series C convertible preferred dividend of $8.4 million and $7.6 million, respectively. In determining the number of dilutive shares outstanding for the three month periods ended
     March 31, 2001 and 2000, the Series C convertible preferred stock is assumed to have been converted into 34.4 million and 29.2 million shares, respectively, at the beginning of the periods.